SCHEDULE 13D
CUSIP No. 053436 10 1	Page 1 of 1 Page

Exhibit 1

Joint Filing Agreement

                 The undersigned parties hereby agree that the Schedule 13D filed herewith relating to the Class A Common Stock, Par Value $0.001 per share, of Avalon Correctional Services, Inc. is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) on behalf of each person.

Date:	January 25, 2005

/s/ Robert E. Robotti		/s/ Isaac E. S. Schwartz

Robert E. Robotti		Isaac E. S. Schwartz

/s/ Kenneth R. Wasiak

Kenneth R. Wasiak

The Ravenswood Investment Company, L.P.

		By:	Ravenswood Management Company, L.L. C.
Its General Partner
Ravenswood Management Company, L.L.C.

By:	/s/ Robert E. Robotti	By:	/s/ Robert E. Robotti

	Name: Robert E. Robotti		Name Robert E. Robotti
	Title: Managing Member		Title: Managing Member